EXHIBIT INDEX


Exhibit Number     Description
--------------     -----------

      99 BankAmerica Corporation press release dated February 2, 1998 titled "BankAmerica Board Extends Stock Repurchase Program; Increases Common Stock Dividend."

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[BANKAMERICA CORPORATION LOGO APPEARS HERE]                           Exhibit 99

BANKAMERICA CORPORATION                                                     News

                                                         For release:  Immediate






Contact:  Mike Zampa
          (415) 622-4524


              BANKAMERICA BOARD EXTENDS STOCK REPURCHASE PROGRAM;
                        INCREASES COMMON STOCK DIVIDEND


      SAN FRANCISCO, February 2, 1998 -- BankAmerica Corporation's Board of Directors today increased the size of its existing stock repurchase program and extended it through December 1999. The board also increased the quarterly dividend on common stock to $0.345 per share.

      The amended stock repurchase program will enable the corporation to buy back up to an additional $3.5 billion of its common stock, bringing the total currently available repurchase authority to approximately $5.1 billion for common stock. The revised program also enables the corporation to retire up to an additional $450 million of preferred stock over the same time period, bringing the total available retirement authority to $640 million for preferred stock.

      "The dividend increase and revisions to the stock repurchase program recognize that BankAmerica continues to generate capital in excess of what is needed to support current investment opportunities," David A. Coulter, chairman and chief executive officer, said. "The decision to increase and extend the buyback program is consistent with our long-standing commitment to return excess capital to our shareholders."

      From February 1995, when the board adopted a buyback program, through year-end 1997, the corporation has retired 98.9 million common shares (adjusted for the June 1997 stock split) at a cost of $4.27 billion and has retired a total of $2.5 billion stated value of preferred stock.

      The common stock dividend was increased 13% from the $0.305 per share paid in December 1997. The move follows increases in the common stock dividend of 8 percent in 1993, 14 percent in 1994, 15 percent in 1995, 17 percent in 1996 and 13 percent in 1997. The new dividend is payable on March 11 to shareholders of record on February 20.




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      The directors also declared the following quarterly dividends on Bank-
America's preferred stock, payable on February 28 to shareholders of record on February 13:

      o  $0.8125 per share for Series A preferred stock;

      o  $1.50 per share for Series B preferred stock.

      With regard to the share repurchase program, BankAmerica said it expects to continue to make the repurchases from time to time in the open market or otherwise, but the program may be discontinued or suspended at any time. Repurchased common stock will be added to the corporation's treasury shares and will be available for general corporate purposes. Repurchased and redeemed preferred stock will be retired and restored to the status of authorized but unissued preferred stock without designation as to series. Except to the extent that an entire series of preferred stock is redeemed, the corporation does not intend to make any repurchases or redemptions that would cause a series of preferred stock to be delisted.

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